Exhibit 10.17

ENVIRONMENTAL COOPERATION AGREEMENT

THIS AGREEMENT is entered into as of March 31, 1999 by REYNOLDS METALS COMPANY (“Reynolds”) and WISE ALLOYS LLC (“Buyer”).

RECITALS

1.	This Agreement is being executed and delivered in accordance with Section 7.4 of the Asset Purchase Agreement, dated as of December 30, 1998 (the “Asset Purchase Agreement”), by Reynolds. Southern Reclamation Company, Inc., Reynolds Aluminum Partners and Buyer. Unless otherwise defined in this Agreement, all capitalized terms shall have the meanings given them in the Asset Purchase Agreement.

2.	Surface water running over portions of the Alloys Plant, the Alabama Reclamation Plant, the Surplus Real Estate, the site of Reynolds’ former Listerhill reduction plant (the “Reduction Plant”), and the retention ponds serving the Alloys Plant drain into an open ditch system which runs through these areas and eventually is collected in a final retention pond and discharged under a National Pollutant Discharge Elimination System wastewater permit for the Listerhill complex (the “NPDES Permit”). A diagram of the wastewater system for the Listerhill Complex (the “Wastewater System”) is attached to this Agreement and labeled “Attachment 1” and a sketch of the system is attached to this Agreement, labeled “Attachment 2”. The various plants and other areas mentioned above are referred to in this Agreement collectively as the “Listerhill Complex”.

3.	Reynolds and Buyer wish to provide for the joint and cooperative use of the Wastewater System serving the Listerhill Complex.

THEREFORE, for valuable consideration, receipt of which is acknowledged, Reynolds and Buyer agree as follows:

ARTICLE I

Operation of Wastewater System

1.1 NPDES Permit Compliance. On the Second Closing Date, Reynolds shall, subject to obtaining any necessary regulatory approvals, assign to Buyer the NPDES Permit and Buyer shall accept the assignment and assume responsibility for compliance with the NPDES Permit for the entire Listerhill Complex, including but not limited to all sampling, analyses, maintenance of ditches, cleaning of retention ponds as necessary to ensure maintenance of the wastewater collection system, beaver management, maintenance and operation of pumps to discharge collected storm water from the former white oil pond into the Wastewater System and general operation of the Wastewater System.

1.2 Reynolds’ Responsibilities. Reynolds shall, at its expense, cause final wastewater discharge outfalls (outfalls labeled “DSN 004” and “DSN 007” in Attachments 1 and 2) to comply with all fluoride and cyanide requirements of the NPDES Permit, and shall be responsible for all sampling, analytical and reporting costs for fluoride and cyanide monitoring required under the NPDES Permit with respect to final wastewater discharges, except that Buyer shall be responsible for compliance with fluoride requirements attributable to its operations.

Reynolds shall have liability for environmental claims arising from cyanide and fluoride discharges and requirements under Environmental Laws resulting from its activities and operations, whether such claims are raised by a governmental entity or third party. Buyer shall have liability for environmental claims arising from cyanide and fluoride discharges and requirements under Environmental Laws resulting from its activities and operations, whether such claims are raised by a governmental entity or third party. Reynolds shall have the opportunity to provide written comments to Buyer regarding negotiations with state and/or federal agencies in connection with fluoride issues relating to the final wastewater discharge for a new or renewed NPDES Permit to the extent that such issues arise from Reynolds’ past or present activities. Reynolds shall also have the opportunity to participate in state or federal agency meetings with Buyer relating to fluoride in connection with the NPDES Permit. In regard to cyanide monitoring requirements and discharge limitations in the final wastewater discharge for any new or renewed NPDES Permit, Reynolds shall assume primary responsibility for negotiations with respect to cyanide as it is regulated under the NPDES Permit. Reynolds’ responsibilities regarding the negotiation of cyanide standards shall include, but not be limited to, preparing comments and support data and attending meetings with Buyer before state or federal agencies.

1.3 Buyer’s Reporting Obligations to Reynolds. Buyer shall provide Reynolds with copies of all discharge monitoring reports (DMR’s) at the same time they are submitted to the government. In addition, Buyer shall provide Reynolds and Reynolds shall provide Buyer with copies of any and all analyses prepared by or on behalf of Buyer or Reynolds which Buyer or Reynolds may otherwise possess, relating to fluoride or cyanide analyses or tests performed on any Listerhill Complex-related wastewater.

1.4 Buyer’s General Responsibilities. Buyer shall have sole responsibility for compliance with the NPDES Permit requirements and for maintaining the NPDES Permit for the entire Listerhill Complex. For the term of this Agreement, Buyer and Reynolds shall maintain a single Wastewater System for the Listerhill Complex which operates under one NPDES Permit and shall take all steps reasonably necessary to obtain any necessary regulatory approvals to implement and maintain this arrangement. To the extent that such steps are related to Reynolds’ activities or prior operations at the Listerhill Complex, Reynolds shall incur the costs associated with the steps required to ensure that the Alabama Department of Environmental Management (“ADEM”) issues a single NPDES Permit for the Listerhill Complex which incorporates discharge and monitoring requirements for a single wastewater collection system for the Listerhill Complex. Reynolds and Buyer shall ensure that all steps taken in accordance with this Section are cost effective and not duplicative. Buyer shall not assign or transfer the NPDES Permit without the prior written consent of Reynolds, which consent shall not be unreasonably withheld or delayed. Buyer shall consult with Reynolds prior to amending or changing the NPDES Permit, but shall not be precluded from doing so (except with respect to cyanide standards or other requirements related to Reynolds activities or operations) since Buyer is solely responsible for compliance with the NPDES Permit.

ARTICLE II

Surface Drainage Easements

2.1 Surface Drainage. Reynolds hereby reserves a non-exclusive easement and right for surface drainage over each and every part of the Listerhill Complex, substantially to the same extent as exists on the date of this Agreement. Buyer shall maintain its land within the Listerhill Complex so as to minimize, to the extent reasonably possible, surface drainage interference with the use of Reynolds’ retained land. The foregoing surface drainage easement shall include, but not be limited to, the right to continue to pump storm water collected from Reynolds’ former white oil pond area into the Wastewater System.

2.2 Wastewater System. Reynolds hereby grants to Buyer non-exclusive easements across, over and under such portions of the lands retained by Reynolds under the Asset Purchase Agreement (except “Black Mud Lake No. 1” and “Black Mud Lake No. 2” shown on Attachment 2) as are reasonably necessary for the maintenance and operation of the Wastewater System. The foregoing non-exclusive easements for the Wastewater System shall include, but not be limited to, the right to maintain, use, repair and replace the drainage ditches; provided however, replacement of drainage ditches shall not be undertaken without Reynolds prior written consent, which consent shall not be unreasonably withheld or delayed.

2.3 Recordation. Buyer and Reynolds each agrees for itself and its successors in title, that it will execute such documents in recordable form and in compliance with the requirements and laws of Alabama as may be reasonably necessary to confirm the provisions of this Article II.

ARTICLE III

License of Process Water Retention Ponds

3.1 General. The Alloys Plant discharges process waste water into process water retention ponds situated on top of a red mud surface impoundment (the “Red Mud Impoundment”) which, in the past, served as a impoundment area for the Reduction Plant. The Reduction Plant has been closed and removed from the Listerhill Complex and the Red Mud Impoundment has been closed and is no longer in use for any operations at the Listerhill Complex. The process water retention ponds comprise two equalization ponds, the South Retention Pond and the North Retention Pond, which are illustrated in the sketch attached to this Agreement as “Attachment 2” (the “Process Water Retention Ponds”). Reynolds retains responsibility under Environmental Laws for the Red Mud Impoundment over which the Process Water Retention Ponds are situated and Reynolds retains responsibility for its prior use and operations of the Process Water Retention Ponds. Reynolds is willing to allow Buyer to use the Process Water Retention Ponds to support the operations of the Alloys Plant on the condition that Buyer shall strictly comply with Environmental Laws and shall not, in any way, increase Reynolds’ exposure to environmental liability related to Reynolds’ prior use and operations associated with the Red Mud Impoundment and the Process Water Retention Ponds which are located on land retained by Reynolds.

For purposes of this Agreement, Reynolds and Buyer acknowledge that operations at the Alloys Plant will continue to be conducted in the same manner and mode as when Reynolds previously operated the Alloys Plant and that the same constituents will be discharged into the

Process Water Retention Ponds and Wastewater System as were discharged during Reynolds’ operation of the facility. It is further acknowledged by both Reynolds and Buyer that there are no existing environmental claims, concerns or issues associated with Reynolds’ past use and operations of the Process Water Retention Ponds known to Reynolds or Buyer and there should be no environmental claims, concerns or issues arising from Buyer’s use of the Process Water Retention Ponds to the extent that Buyer is operating the Alloys Plant in the same manner and mode as Reynolds did. Should Buyer, however, change existing operations existing at the Alloys Plant, Buyer shall notify Reynolds of such and provide written documentation regarding the process changes that are made to assist in a later determination, if necessary, as to whether such process changes have had any environmental impact on the Process Water Retention Ponds. Moreover, should Buyer or its consultant conduct monitoring of the Process Water Retention Ponds, Buyer will share the results of such data collection with Reynolds within a reasonable period after such data is obtained.

3.2 Grant of License. Reynolds hereby grants a personal, nontransferable license to Buyer to discharge process water from any existing operations included in the Purchased Assets (substantially to the same extent as Reynolds’ previous operations) into the Process Water Retention Ponds on the terms and conditions set forth in this Agreement.

3.3 Maintenance of Process Water Retention Ponds. Buyer shall be responsible for maintaining the Process Water Retention Ponds at no cost or expense to Reynolds. In exercising its responsibilities, Buyer shall make all necessary repairs to the Process Water Retention Ponds, ordinary and extraordinary, foreseen and unforeseen, and maintain and keep such improvements in good order, repair and condition. Buyer shall comply with all applicable laws, including without limitation, Environmental Laws and the requirements of the NPDES Permit, in the operation and maintenance of the Process Water Retention Ponds. If a governmental authority requires any substantial upgrade or improvement to the Process Water Retention Ponds as a condition of issuing the NPDES Permit, Buyer shall relocate the Process Water Retention Ponds to land owned by Buyer and Reynolds will reimburse Buyer for 50% of the cost of such relocation, or $1 million, whichever is less.

3.4 Term of License. The license granted under this Article III (the “License”) shall expire upon the first to occur of the following: (a) the sale or transfer of the Alloys Plant; (b) a change of control of Buyer; (c) seven years from the date of this Agreement; or (d) termination of this Agreement. For purposes of this Agreement:

(i) a transfer of the Alloys Plant shall not be deemed to have occurred upon a transfer of all or any portion of the Alloys Plant to an entity or individual who holds title merely as security for the performance of an obligation, such as a mortgagee or trustee under a deed of trust, but no mortgagee or trustee under a deed of trust may transfer this license without the prior written consent of Reynolds; and

(ii) a change of control of Buyer shall be deemed to have occurred whenever there has been a transfer, directly or indirectly, of power either (A) to vote 50% of more of the securities having voting power for the election of directors of Buyer or (B) to direct or cause the direction of the management and policies of Buyer whether by contract or otherwise.

In order to prepare for an orderly transition, Reynolds and Buyer agree to discuss the termination or possible extension of the License on or before the fifth anniversary of this Agreement. If the parties do not agree to the terms of an extension of this Agreement within three months thereafter, the License shall terminate as provided above. Nothing herein should be construed to require Reynolds to extend this License beyond the original seven-year term.

3.5 Environmental Matters. Neither Reynolds nor Buyer shall use the Process Water Retention Ponds for the storage, treatment, generation, transportation, processing, handling or disposal of any Hazardous Materials in violation of any Environmental Laws or Environmental Permits. Further, Buyer shall not cause or in any way directly or indirectly contribute to any potential existing condition arising from Reynolds’ past operations that is or may be characterized by any federal, state or local government or agency as an actual or potential threat or endangerment to health or the environment. If Buyer or Reynolds discovers that the Process Water Retention Ponds have been contaminated by any Hazardous Materials released by or in any way attributable to the activities of Buyer during its use of the Process Water Retention Ponds or the migration of Hazardous Materials originally introduced into the environment by Buyer’s activities, then (a) Buyer at its expense shall:

(i) reimburse Reynolds for the costs of any testing, analysis, and assessment conducted by Reynolds or its consultants with respect to the Hazardous Materials it has released or allowed to migrate into the environment;

(ii) remove such Hazardous Materials from Reynolds’ retained land and the adjoining property east of Black Mud Lake No. 1 and Black Mud Lake No. 2, if such Hazardous Materials migrated to such adjoining property;

(iii) dispose of such Hazardous Materials strictly in accordance with applicable law;

(iv) perform any remediation work on Reynolds’ retained land required by governmental authorities in accordance with Environmental Laws;

(v) assist Reynolds with closure of the Process Water Retention Ponds and share the cost of such closure, solely limited to Buyer’s contribution of Hazardous Materials to the Process Water Retention Ponds;

and (b) Reynolds may, at Reynolds’ option, terminate the License upon one year’s prior written notice.

3.6 Remediation Work to Wastewater System on Reynolds’ Retained Land. If remediation work is required under applicable Environmental Laws with respect to the Wastewater System (including the Process Water Retention Ponds) on land retained by Reynolds (and not conveyed to Buyer), Reynolds or its environmental consultants shall prepare the work plan for such removal, disposal and remediation, and Reynolds shall select such engineers or other persons as it deems appropriate to carry out the work plan, with the approval of Buyer, such approval not to be unreasonably withheld or delayed. Additionally, Reynolds shall conduct all such remediation activity in accordance with the work plan and allow a reasonable opportunity for Buyer’s designated environmental personnel, consultants and contractors to consider and comment upon all material matters, and any dispute or disagreement between the parties regarding any aspect of such remediation activity, including any determination by Reynolds, shall be subject to the dispute resolution provisions of Section 10.9 of the Asset Purchase Agreement. All removal, disposal or remediation activity will be conducted under applicable environmental regulatory programs in the State of Alabama and will be considered complete when the applicable state authority issues a written confirmation that no further remediation activity is required in order to comply with applicable Environmental Laws.

3.7 Remediation Work to Wastewater System on Buyer’s Land. If remediation work is required under applicable Environmental Laws with respect to the Wastewater System on land owned by Buyer, Buyer or its environmental consultants shall prepare the work plan for such removal, disposal and remediation, and Buyer shall select such engineers or other persons as it deems appropriate to carry out the work plan, with the approval of Reynolds, such approval not to be unreasonably withheld or delayed. Additionally, Buyer shall conduct all such remediation activity in accordance with the work plan and allow a reasonable opportunity for Reynolds’ designated environmental personnel, consultants and contractors to consider and comment upon all material matters, and any dispute or disagreement between the parties regarding any aspect of such remediation activity, including any determination by Buyer, shall be subject to the dispute resolution provisions of Section 10.9 of the Asset Purchase Agreement. All removal, disposal or remediation activity will be conducted under applicable environmental regulatory programs in the State of Alabama and will be considered complete when the applicable state authority issues a written confirmation that no further remediation activity is required in order to comply with applicable Environmental Laws.

ARTICLE IV

Representations, Warranties and Covenants

4.1 Representations, Warranties and Covenants of Buyer. Buyer warrants, represents and covenants to Reynolds that it shall, at its own expense:

(i) comply promptly with all applicable Environmental Laws with respect to its obligations under this Agreement;

(ii) immediately notify Reynolds if it receives any notice of violation, noncompliance or other written communication by any governmental authority or others of any violation of any Environmental Law with respect to the Wastewater System or the Process Water Retention Ponds; and

(iii) immediately inform Reynolds if Buyer becomes aware of or causes a release of Hazardous Materials on the Listerhill Complex or anywhere in the vicinity thereof.

4.2 Representations, Warranties and Covenants of Reynolds. Reynolds warrants, represents and covenants to Buyer that it shall, at its own expense:

(i) comply promptly with all applicable Environmental Laws with respect to its obligations under this Agreement;

(ii) immediately notify Buyer if it receives any notice of violation, noncompliance or other written communication by any governmental authority or others of any violation of any Environmental Laws with respect to the Wastewater System or the Process Water Retention Ponds; and

(iii) immediately inform Buyer if Reynolds becomes aware of or causes a release of Hazardous Materials on the Listerhill Complex or anywhere in the vicinity thereof.

ARTICLE V

Indemnity and Insurance

5.1 Buyer’s Indemnity. With regard to Buyer’s obligations under this Agreement, Buyer shall be liable for and shall defend, indemnify and hold Reynolds harmless from and against any and all claims, response or remediation costs, losses, damages, penalties, other costs, actions, judgments, expenses, and liabilities of every kind and nature whatsoever (including, without limitation, attorneys’ and consultants’ fees and costs and expenses of investigation, remediation or defense) which arise either directly or indirectly from:

(i) Buyer’s violation of any Environmental Laws;

(ii) the generation, treatment, storage, spillage, handling, disposal or release by Buyer or any of its affiliates, agents, contractors, employees, or invitees of any Hazardous Materials on or about the Listerhill Complex;

(iii) the breach by Buyer of any of its warranties, representations, or covenants contained in this Agreement; or

(iv) damage to or loss of property and injury to or death of any person or persons.

5.2 Reynolds’ Indemnity. With regard to Reynolds’ obligations under this Agreement, Reynolds shall be liable for and shall defend, indemnify and hold Buyer harmless from and against any and all claims, response or remediation costs, losses, damages, penalties, other costs, actions, judgments, expenses, and liabilities of every kind and nature whatsoever (including, without limitation, attorneys’ and consultants’ fees and costs and expenses of investigation, remediation or defense) which arise either directly or indirectly from:

(i) Reynolds’ violation of any Environmental Laws;

(ii) the generation, treatment, storage, spillage, handling, disposal or release by Reynolds or any of its affiliates, agents, contractors, employees, or invitees of any Hazardous Materials on or about the Listerhill Complex;

(iii) the breach by Reynolds of any of its warranties, representations, or covenants contained in this Agreement; or

(iv) damage to or loss of property and injury to or death of any person or persons.

5.3 Buyer’s Insurance. During the term of this Agreement, Buyer shall obtain and maintain comprehensive general liability insurance with a combined single limit for bodily injury and property damage of at least $5,000,000 per occurrence; workers compensation insurance in statutory amounts; and employer’s liability insurance with a combined single limit of at least $1,000,000. Buyer shall not discharge water from the Alloys Plant to the Process Water Retention Ponds, or use the Wastewater System until it has furnished Reynolds with certificates satisfactory to Reynolds that valid insurance policies for the insurance required above are in effect and will remain in effect for the term of this Agreement, and listing Reynolds as an additional insured.

ARTICLE VI

Term and Termination

6.1 Term. Subject to Section 3.4 and Section 6.2, this Agreement shall continue In effect until December 31, 2009, and thereafter, shall be automatically extended for consecutive two-year terms unless either party provides notice to the other party of its intent not to continue extending the term of this Agreement on a two-year basis, in which event, this Agreement shall terminate one year after such notice; provided however, if the parties are progressing diligently to separate the Wastewater System, the termination date shall be extended for up to an additional year to permit completion of the separation. In the event of termination, each party will cooperate with the other in providing such easements and other access as may be reasonably required to separate the Wastewater System.

6.2 Termination. A party shall have the right to terminate this Agreement if the other party to this Agreement fails to observe or perform any of the material covenants, conditions or provisions of this Agreement to be observed or performed by such party, and such failure continues for a period of thirty days after receipt of written notice from the non-defaulting party; provided however, that if the nature of the problem requires more than thirty days to be resolved, then the right to terminate this Agreement shall be suspended as long as the defaulting party commences a cure or resolution of the issue within the thirty-day period and thereafter diligently prosecutes the cure or resolution to completion.

ARTICLE VII

Miscellaneous

7.1 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mall shall be deemed given seven business days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand, by facsimile, or by nationally recognized private courier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two business days after its delivery by facsimile. All notices shall be addressed as follows:

If to Reynolds

Addressed to:

Reynolds Metals Company

6601 West Broad Street

Richmond, Virginia 23230

Attention:  Corporate Secretary

Facsimile:  (804) 281-3740

If to Buyer

Addressed to:

Wise Alloys LLC

c/o Wise Metals

800 Central Avenue

Baltimore, Maryland 21240

Attention:  John Cameron

Facsimile:  (410) 636-1564

and/or to such other addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 7.1.

7.2 Entire Agreement. This Agreement and the Asset Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter hereof. Each attachment to this Agreement shall be considered incorporated into this Agreement.

7.3 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred by this Agreement, or the waiver by such party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

7.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

7.5 Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

7.6 Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia, except that all environmental legal and regulatory requirements shall be governed by and interpreted in accordance with the laws of the State of Alabama without reference to its principles of conflicts of laws.

7.7 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, any third party beneficiary rights.

7.8 Assignability. This Agreement shall not be transferred or assigned by either party without the prior written consent of the other party. The preceding sentence notwithstanding, Reynolds Aluminum Partners may assign and transfer its respective rights and obligations under this Agreement to Reynolds without Buyer’s consent.

7.9 Amendments. Any amendments, or alternative or supplementary provisions to this Agreement, must be made in writing and duly executed by an authorized representative or agent of each of the parties.

7.10 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. Unless otherwise indicated, all references to sections, are to sections of this Agreement.

7.11 Waiver of Jury Trial. Each of the parties waives any rights to a jury trial in connection with any suit, action or proceeding seeking enforcement of such party’s rights under this Agreement.

7.12 Confidentiality. Buyer shall treat as confidential and shall not, without the written consent of Reynolds, disclose to any third party or to the public any information obtained through any environmental assessment or investigation of the Listerhill Complex, or any portion thereof, which is not publicly known. Notwithstanding the foregoing, any such confidential information may be disclosed to a governmental agency or to the public if Buyer believes in good faith that such disclosure is required by pertinent law, and Buyer notifies Reynolds in writing of its intent to disclose such confidential information within a reasonable period of time before such disclosure.

7.13 Southern Reclamation Plant.

(a)	Assignment of NPDES and Storm Water Discharge. At the Second Closing, Reynolds shall, subject to obtaining any necessary regulatory approvals, assign to Buyer its National Pollutant Discharge Elimination System (“NPDES”) permit (AL0000027) for the Southern Reclamation Plant, which permits the discharge of storm water from Retention Pond No. 4 to Lake Wilson and non-contact cooling water and steam cleaning waste water to the Tennessee River. Effluent running off property retained by Reynolds at the Southern Reclamation Plant shall continue to be discharged under the same NPDES permit, to the extent a permit is required, as long as there is no change in the current use of property retained by Reynolds at the Southern Reclamation Plant. In the event the Southern Reclamation Plant lease is terminated or expires, Buyer shall reassign the NPDES permit for the Southern Reclamation Plant to Reynolds, subject to obtaining any necessary regulatory approvals.

(b)	Retention Pond No. 4, Use of Septic Tanks and Discharge of Storm Water Near Railroad Lines and Tennessee River Road. Reynolds hereby grants a personal, nontransferable license to Buyer to discharge storm water to Reynolds’ existing Retention Pond No. 4 and to discharge sanitary waste to Reynolds’ existing septic tanks located on the Southern Reclamation Plant for the term of the Southern Reclamation Plant lease. In addition, Reynolds hereby grants a personal, non-transferable license to Buyer to discharge storm water onto property retained by Reynolds in the location east and south of the railroad lines and Hot Metal Road and Tennessee River Road for the term of the Southern Reclamation Plant lease. Reynolds and Buyer will review the need for additional storm water control measures and/or a modified or new NPDES permit should the discharge of storm water in this location become subject to regulation by ADEM in the future due to future industrial activity by Buyer. In such case, Buyer shall preclude the further discharge of storm water in this location of the plant and implement storm water prevention and control measures as required by ADEM.

(c)	Environmental Cooperation. For purposes of this Agreement, Reynolds and Buyer acknowledge that operations at the Southern Reclamation Plant will continue to be conducted in the same manner and mode as when Reynolds previously operated the Southern Reclamation Plant and that the same constituents will be discharged into Retention Pond No. 4 as were discharged during Reynolds’ operation of the facility. It is further acknowledged by both Reynolds and Buyer that there are no existing environmental claims, concerns or issues associated with Reynolds’ past use and operations of the Southern Reclamation Plant known to Reynolds or Buyer and there should be no environmental claims, concerns or issues arising from Buyer’s use of Retention Pond No. 4 to the extent that Buyer is operating the Southern Reclamation Plant in the same manner and mode as Reynolds did. Should Buyer, however, change existing operations existing at the Southern Reclamation Plant, Buyer shall notify Reynolds of such and provide written documentation regarding the process changes that are made to assist in a later determination, if necessary, as to whether such process changes have had any environmental impact on Retention Pond No. 4. Moreover, should Buyer or its consultant conduct monitoring of Retention Pond No. 4 or the septic tanks, Buyer will share the results of such data collection with Reynolds within a reasonable period after such data is obtained.

(d)	Indemnity. For avoidance of doubt, the Indemnity and insurance provisions of Article V of this Agreement shall apply to this Section 7.13.

Each party has therefore caused this Agreement to be duly executed on its behalf.

REYNOLDS METALS COMPANY

By:	/s/ John B. Kelzer
Its:	Vice President

WISE ALLOYS LLC

By:	/s/ George P. Stoe
Its:	Executive V.P.